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                                                                    Exhibit 10.4
[Sonic Solutions]
     Logo

                             DISTRIBUTION AGREEMENT

This Agreement, dated for reference the 27th day of February, 2001 (the "Effective Date"), is entered into by Sonic Solutions ("Sonic"), a California corporation with a place of business at 101 Rowland Way, Novato, California, 94945 and Daikin Industries, Ltd. ("Distributor"), a Japanese corporation with a place of business at Tokyo Opera City Building, 20-2, 3-chome, Nishi-Shinjuku, Shinjuku-ku, Tokyo, 163-14, Japan

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants herein contained, the parties hereby covenant and agree as follows:

1.   DEFINITIONS

Unless the context requires otherwise, in this Agreement, the following terms shall have the meanings set out below:

     (a) "affiliate" means, in respect of any person, any other person directly or indirectly controlling, directly or indirectly controlled by, or under the direct or indirect common control of such person; a person shall be deemed to control a corporation if the person is in a position to elect or cause another person or persons to elect a majority of the board of directors of the corporation;

     (b) "Confidential Information" means all technical, financial, legal, business opportunities, corporate, marketing, product, personnel, supplier, Marketing Partner, customer and other information, in whatever form or media, that is not generally known to the public, that is either marked or otherwise identified as confidential prior to its disclosure, or would generally be considered confidential in the DVD trade generally;

     (c) "Daikin Documentation" means the localized version of the Documentation created by Distributor;

     (d) "Documentation" means any user or technical manuals supplied to End Users with the Software;

     (e) "End Users" means any person who directly or indirectly accepts a sublicense for Software for its own internal use, and not for the purpose of resale or sublicensing;

     (f) "Front-line Support" means providing a point of contact for End Users and Marketing Partners, responding to operational and basic technical questions regarding the Software for End Users and Marketing Partners entitled to warranty or post-warranty support under section 9 of the Agreement, providing assistance in the installation of new versions of Software to End Users entitled to post-warranty support, performing basic diagnostics on problems reported by End Users or Marketing Partners entitled to warranty or post-warranty support and if unable to resolve any problem revealed by the diagnostics without access to the source code for the Software or additional technical expertise, providing the results of the diagnostics to Sonic to facilitate Sonic's resolution of the problem;

     (g)  "Initial Term" shall have the meaning set out in paragraph 11.1;

     (h) "Integrated Software" means Software licensed by Sonic for the purposes of being used as part of an Integrated Product;

     (i) "Integrated Product" means a product in which the Software is embedded or otherwise incorporated, or a combination of the Software and other products sold as a single unit, which product or unit has a list price of more than twice the then current list price of the Software;

     (j)  "Marketing Partners" means distributors, resellers and retailers;

     (k) "new versions" when used in the context of Software means new commercial releases to issue in accordance with paragraph 6.1;

     (l) "Required Purchase Orders" means those purchase orders that Distributor is required to issue in accordance with paragraph 6.1;

     (m) "Services" means consulting, training, installation and Front Line Support services for the Software;
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     (n)  "Software" means the executable code for the DVD software products identified in Schedule "A" to this Agreement, as amended from time to time, including versions of this software localized for the Territory and any bug fixes, updates or new versions thereof supplied under this Agreement;

     (o) "Standalone Software" means the Software licensed as a standalone item;

     (p)  "Territory" means the territory identified in Schedule "A"; and

     (q) "Time and Materials Basis" means payment calculated by multiplying Sonic's then prevailing hourly rate for the personnel performing a task by the number of hours spent performing the task, plus any expenses related to that performance. Such expenses include, but are not limited to, charges for parts and materials consumed or used in the performance of the task and travelling expenses. Travelling expenses shall include actual expenses and an hourly rate for travel time. The current hourly rates for Sonic's personnel are set out in Schedule "A".

2.   GRANT OF RIGHTS

2.1 Exclusive Right to Distribute Software in Territory and Non-Exclusive Right to Distribute Specified Integrated Products Worldwide. Subject to the terms and conditions set out in this Agreement, Sonic grants Distributor the exclusive right to promote, market, and distribute the Software and Documentation either as a Standalone Software or as Integration Software to Marketing Partners and End Users in the Territory, to embed or otherwise incorporate Software in an Integrated Product and to promote, market and distribute the Software and Documentation as part of the Integrated Product to End Users and Marketing Partners in the Territory and to grant its Marketing Partners the non-exclusive right to do so. Sonic further grants to Distributor the non-exclusive right to embed or otherwise incorporate Software in an Integrated Product and to promote, market and distribute the Software and Documentation as part of an Integrated Product to End Users and Marketing Partners worldwide, and to grant Distributor's Marketing Partners the right to do so, provided that Sonic has authorized this scope of distribution for the specific Integrated Product. Sonic may permit Sonic distributors for other territories to distribute a specific Integrated Product in the Territory, provided that Distributor has authorized this distribution for the particular Integrated Product. Any distribution rights granted by Sonic for Integration Software outside of the Territory shall reflect this restriction on the ability to distribute, sell or license the Integrated Product within the Territory.

2.2 Good Faith Determination of Scope of License. If Distributor delivers notice to Sonic of an opportunity to distribute an Integrated Product outside the Territory, Sonic shall not unreasonably withhold or delay its approval of the opportunity and shall act in good faith in determining whether to allow Distributor to pursue same. If Sonic delivers notice to Distributor of an opportunity to distribute an Integrated Product inside the Territory, Distributor shall not unreasonably refuse or delay its approval of the opportunity and shall act in good faith in determining whether to allow Sonic to pursue same.

2.3 Distribution Conditions. Subject to paragraph 5.1, Distributor shall not alter the Software, its packaging or the Sonic license agreement included with the Software. Distributor acknowledges that the Software is distributed to End Users subject to the terms of the applicable End User license for the Software.

2.4 Copies of Software Licensed for Internal uses. Sonic hereby grants to Distributor and Marketing Partners the right to use the Software and Documentation, other than the Daikin Documentation, provided by Sonic under paragraph 4.1, for promotions, demonstrations, training, sales support and Front Line Support of the Software.

2.5 Limitations on Rights Granted. Distributor acknowledges and agrees that the Software and Documentation contain valuable Confidential Information that is proprietary to Sonic.

2.6 Distribution Managers. Each of Sonic and Distributor shall appoint a distribution manager who shall have the primary responsibility for the implementation of the Agreement and shall facilitate communication between the parties. Each distribution manager shall have the authority to make day to day decisions under the Agreement. Sonic's distribution manager shall be located at Sonic's corporate headquarters in Novato, California. The initial distribution managers shall be Dr. Panos Nasiopoulos for Sonic and Mr. Kiyoshi Nakajima for Distributor.

3.   DISTRIBUTOR OBLIGATION

3.1 Distributor Obligations. Distributor shall, at its own cost, use commercially reasonable efforts to promote, market, distribute and provide Front Line Support for the Software. Without limiting the foregoing and subject to the terms and conditions of this Agreement, Distributor shall:
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     (a)  Provide Sonic with forecasts of Software requirements itemized by type of software product on or before the first day of each calendar quarter;

     (b) Within 15 days following the end of each calendar month, provide Sonic with a sales report setting out an itemized list of the type of software licensed in the month, identifying the End User or Marketing Partner that ordered the Software and where the Distributor has access to information about an End User for an order placed by a Marketing Partner, identifying that End User, and such other information relating to Distributor's performance of its obligations hereunder, as Sonic requests, acting reasonably;

     (c) Provided that Distributor remains the exclusive distributor for the Territory, within a reasonable period of Sonic delivering the initial form or subsequent versions of the Documentation to Distributor, provide Sonic with a copy of the corresponding version of the Daikin Documentation;

     (d) Supply a sufficient number of trained and knowledgeable people to adequately support the End Users of the Software and the Marketing Partners;

     (e) Provide Front Line Support to End Users and Marketing Partners for Software in the Territory;

     (f) Pay the monies due to Sonic hereunder in accordance with the terms of this Agreement;

     (g) Deliver notice to Sonic of any complaints relating to the Software received by Distributor and require Marketing Partners to do the same;

     (h) Promptly report any changes in ownership, management or control of Distributor, including without limitation, the merger, consolidation or sale of all or substantially all of Distributor's assets; and

     (i) Maintain a link to the Sonic website and permit Sonic to maintain a link to Distributor's website in accordance with the web linking policy set out in Schedule "B".

3.2  Compliance with Law.  Distributor shall:

     (a) obtain, at its own expense, all necessary permits, licenses and any other authorization necessary to market, import, or sell the Software and its Integrated Products in the Territory. Notwithstanding the foregoing, Sonic shall, upon request by Distributor, provide Distributor with any information about the Software it reasonably requires from Sonic to obtain these permits, licenses and authorizations; and

     (b) represent Sonic and the Software accurately and fairly and shall not engage in any misleading or unethical business practices.

3.3 Daikin Documentation. Distributor hereby grants to Sonic the non-exclusive, non-transferable and non-assignable right to reproduce the Daikin Documentation solely for the purposes of supplying Distributor Documentation along with the Software. If at any time Distributor ceases to be the exclusive distributor of Software in the Territory, Sonic may purchase all right, title and interest in and to the Daikin Documentation and to any associated intellectual property rights by paying to Daikin $25,000 U.S. This provision shall survive termination of the Agreement.

3.4 Services. Except as expressly set out in this Agreement, Distributor shall be responsible for the provision of Services directly to End Users.

4.   SONIC'S OBLIGATIONS

4.1 Delivery of Software. Upon execution of this Agreement, Sonic shall deliver to Distributor twenty five executable copies of each type of Software and associated Documentation for the purposes set out in paragraph 2.4. Upon Distributor notifying Sonic of the identity of a Marketing Partner, Sonic shall make five copies of the Software available to that Marketing Partner for the purposes set out in paragraph 2.4 at 30% of the then current Japanese list price for the Software. Distributor agrees that it is a condition of the provision of these copies of the Software and Documentation that they not be for re-sale, loaning, leasing, renting, time sharing, transfer or other uses by third parties and further agrees that Sonic may make its delivery of the Software described herein to Marketing Partners subject to their agreeing to this condition.

4.2 Support. Sonic shall provide Distributor with ongoing sales and technical information and assistance regarding the Software. Sonic shall provide technical support for Software for End Users and Marketing Partners in accordance with section 9, below, and shall ensure that it dedicates sufficient resources to such support to enable Distributor to satisfy the requirements of End Users and Marketing Partners. Sonic shall make training courses on the Software available for at least two of Distributor's employees at no additional
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     cost to Distributor (other than the cost of travel and lodging) on the existing Software and on new versions of the Software prior to their becoming commercially available.

4.3 Complaints. Sonic shall promptly deliver notice to Distributor of any complaints it receives related to Distributor's activities under this Agreement.

4.4 Software Development Plans. At the commencement of each quarter, Sonic shall meet with Distributor and discuss its Software development plans.

4.5 Changes to Software Products and Specifications. Sonic may not discontinue any Software or the trade name of any Software without Distributor's prior written consent. If Distributor gives its consent to such a change, unless otherwise agreed in writing by Distributor, the change shall not become part of any commercially available product for at least 90 days from the date the Distributor consents to the change. The parties agree that following the Initial Term or in any distribution agreement entered into by the parties after April 30 of 2002, Sonic will be permitted to discontinue an item of Software or a trade name for the Software provided that Sonic gives Distributor at least 90 days written notice of Sonic's decision to do so and continues to provide support for the Software for at least one year after it is discontinued.

4.6 Changes in Control. Sonic shall promptly report to Distributor any changes in ownership, management or control of Sonic, including without limitation, the merger, consolidation or sale of all or substantially all of Sonic's assets.

4.7 Promotional Brochures. Sonic shall provide to Distributor, at no additional cost, with technical information about the Software and the electronic version of any marketing materials for the Software published by Sonic. To the extent possible Sonic shall provide such information in advance of the initial production or license of the Software or any new versions thereof.

5.   ORDERING

5.1 Placing Orders. Distributor shall issue the Required Purchase Orders and may issue other purchase orders for Software from time to time. Purchase orders are not binding on Sonic until accepted by Sonic. Sonic shall accept each Required Purchase Order and shall use all reasonable commercial efforts to accept any other purchase order issued hereunder. Each purchase order shall be in writing, incorporate this Agreement by reference, set out the Software ordered and the number of copies thereof, indicate whether it is anticipated to be Standalone Software or Integration Software, and include the ship-to-address and the required delivery date (which date shall not be less than 14 calendar days from the date the purchase order is delivered to Sonic). Purchase orders shall be delivered to the address set out on the face page of this Agreement or to such other address as Sonic may from time to time notify Distributor. Sonic acknowledges that its delivery of packaged software products may be inappropriate for certain types of Integration Software distributions and agrees to work in good faith with Distributor to develop mutually acceptable processes for such distributions.

5.2 Delivery of Software. Unless otherwise specifically agreed by the parties, Software and Documentation shall be delivered to Distributor packaged and ready for shipment to End Users or Marketing Partners as the case may be. It shall be delivered to Distributor, FCA (Free Carrier) Novato, the ship-to address specified on the applicable purchase order (Incoterms 2000 apply).

5.3 Ability to Cancel Purchase Orders. Distributor may cancel a purchase order other than a Required Purchase Order, at no charge, at any time up to ten calendar days prior to the required delivery date.

5.4 Exchange of Standalone for Integrated Software. The parties acknowledge that it may be difficult to estimate the relative requirements for Standalone Software and Integration Software. Sonic agrees that at any time prior to Distributor shipping an item of Standalone Software or of Integration Software to an End User or Marketing Partner, Distributor may exchange any Standalone Software purchased hereunder for an item of Integration Software or exchange any Integration Software purchased hereunder for an item of Standalone Software.

6.   FEES

6.1 Minimum Value of Purchase Orders to be Issued. Sonic shall supply the Software to Distributor at the current Japanese list prices set out in Schedule "A" less a 45% discount. Distributor shall issue to Sonic purchase orders for at least the minimum amounts set out below in accordance with the schedule set out
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     below. Distributor shall pay Sonic the amounts owing under these purchase orders by way of wire transfer, made at the time the purchase order is issued, to a bank account specified by Sonic:

     (a) On the Effective Date, (Yen) 70,000,000 for the four calendar months ending June 30, 2001;

     (b) On or before June 28, 2001, (Yen) 70,000,000 for the three months ending September 30, 2001;

     (c) On or before September 27, 2001, (Yen) 60,000,000 for the three months ending December 31, 2001;

     (d) On or before December 27, 2001, (Yen) 60,000,000 for the four months ending April 30, 2002.

     If the value of purchase orders issued for Software for a period set out in
     (a)-(d) above exceeds that required by that sub-paragraph, the minimum value of Software required to be ordered in the subsequent period shall be reduced by the amount of this excess. If Sonic reduces the U.S. list price set out in Schedule A (the "US List Price") for any item of Software by more than 15%, any of the payments set out above that have not yet been paid (the "Guaranteed Payments") , shall be reduced in accordance with the following formula. Each item of Software in Schedule C has a total monetary amount (the "Amount") associated with it based on the Distributor's current sales forecast for the Initial Term (summing the amounts for the first 12 months and the additional two months in Schedule C). The percentage reduction for a Guaranteed Payment would be:

     (a) the percentage reduction of the US List Price for the Reduced Software, times (b) the Amount for the Reduced Software; divided by (c) Two Hundred Sixty Million, Eighteen Thousand Five Hundred Yen ((Yen)260,018,500). The parties further agree that Sonic may not increase the price of any item of Software unless Distributor agrees to the increase. Failure to place and pay for purchase orders as set out in this section 6.1 shall entitle Sonic to either terminate this Agreement or to terminate Distributor's status as the exclusive distributor of Software for the Territory as provided in paragraph 2.1.

6.2 Right of Set Off. Distributor shall have the right to set off any monies owed by Sonic to Distributor, against those monies owed by Distributor to Sonic under this Agreement.

6.3 Taxes and Duties. Distributor shall be responsible for the payment of all taxes or duties, (except taxes on the income of Sonic) associated with the supply of Software or Services under this Agreement.

6.4 Time of Invoice. Except for the Required Purchase Orders, Sonic shall invoice Distributor for Software at the time of shipment for Standalone Software, at the time the licenses are authorized for Integrated Software, and at the time of completion of performance for any Services contracted for by Distributor.

6.5 Date Payment Due. Except for the payments due under Required Purchase Orders, Distributor shall pay all properly issued invoices that are received on or before the last business day of any month by the last business day of the following month.

6.6 Right to Audit Licenses for Integration Software. Distributor shall keep records while this Agreement remains in effect, and for a period of two years thereafter, identifying by version and serial number of the Integration Software, the End User or Marketing Partner to whom the license for the Software was granted, and the date of grant. Sonic may conduct, or engage a qualified auditor to conduct, an independent audit of these records and any related financial/accounting/business records of Distributor. Such audit shall occur, if at all, during the normal business hours of Distributor, and only after written notice has been delivered to Distributor at least three business days in advance of the audit. If an audit reveals an underpayment of license or support fees, then Sonic may submit an invoice to the Distributor in the amount of the underpayment together with supporting documentation for its claim, and Distributor shall pay such invoice within 30 days of receipt of same. If the underpayment exceeds, $5000, then Distributor shall also pay for the cost of the audit.

6.7 Establishment of End User License Fees. Distributor may, in its sole discretion, determine the fee for which it is prepared to license Software to End Users or its Marketing Partners.

6.8 Late Payment. Notwithstanding any other remedies available to Sonic, if Distributor fails to pay any amount due under this Agreement within 30 days of it becoming due and payable, Sonic may charge interest on the outstanding balance at a rate of 1.0% per month.

7.   OWNERSHIP

7.1 No Transfer of Ownership Rights in Software. Distributor acknowledges and agrees that title to and ownership of Sonic Software and of any copyright, trade secret, trade-mark, or patent rights, or any other intellectual property rights related thereto, are and shall remain the exclusive property of Sonic, and that
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     nothing in this Agreement shall convey to Distributor or to any Marketing
     Partner, or End User any ownership right, interest or title in or to the Software or to any intellectual property rights related thereto. Distributor acknowledges and agrees that the source code for the Software is Confidential Information.

8.   TRADE-MARKS

8.1 No Alteration of Trademarks. Distributor shall not in any way alter, deface, remove, cover up, or mutilate in any manner whatsoever, any trademark, serial or model number, symbol, brand or trade name which Sonic may attach or affix to, or make a part of any of the Software.

8.2 License for Trademarks. Distributor is authorized by Sonic to use the trademarks, trade names, logos and designations Sonic uses for the Software in connection with Distributor's advertisement, promotion and distribution of Software. Distributor's use of such trademarks, trade names, logos, and designations will be in accordance with Sonic's then current policies as communicated to Distributor from time to time, including but not limited to trademark usage and co-operative advertising policies. Distributor agrees not to use any Sonic trademark, trade name, logo or designation in connection with any non-Sonic product, other than Integrated Products.

9.   SUPPORT

9.1 Warranty. Sonic shall provide a written limited warranty with each item of Software supplied hereunder. For the Initial Term the warranty shall provide that the Software shall operate in accordance with the functional specifications in the Documentation for a period of 90 days following its shipment to the End User. If a Marketing Partner licenses Integration Software from Sonic for the purpose of embedding it or otherwise incorporating it into another product, Sonic shall warrant that the copy of the Integration Software supplied to the Marketing Partner shall operate substantially in accordance with its specifications for a period of 90 days. Sonic shall use reasonable efforts to resolve any problem identified with the Software that is covered by warranty and that Distributor is unable to resolve, and will keep Distributor apprised of the status of the problem in accordance with any problem resolution process agreed upon by the parties. If Sonic is unable to provide a fix or workaround for the problem within one month of being notified of the problem, Sonic shall refund to Distributor the fees that Distributor has paid to Sonic for each affected End User or Marketing Partner. Sonic makes no other warranty, condition or representation in relation to the Software either express or implied, including without limitation any warranty, condition or representation of fitness for a particular purpose, merchantability, noninfringement or durability.

9.2 Post Warranty Support. Within 30 days of this Agreement being executed by the parties, the parties shall mutually agree upon a form of post warranty maintenance agreement that Distributor may enter into with End Users and Marketing Partners to provide new versions of the Software and post warranty operational and technical support for the Software. Upon entering into any such agreement, Distributor shall provide notice to Sonic of the identity and contact information of the End User or Marketing Partner as the case may be. For each such Marketing Partner or End User Distributor shall pay to Sonic the annual support fee set out in Schedule "A" less a discount of 45%. Distributor shall pay support fees due under this Agreement by the end of the month following the month in which Distributor receives payment for the applicable support period. In consideration of this payment, Sonic shall perform all technical support beyond Front Line Support in accordance with the terms of the maintenance agreement and to the extent not inconsistent with that agreement with any problem resolution process agreed to by the parties. Except to the extent inconsistent with the applicable maintenance agreement, Sonic shall ensure that Daikin receives new versions of the Software or the password it requires to download new versions of the Software from Sonic's website, within 30 days of the new version becoming commercially available. Without limiting the generality of the foregoing, provided that the fees described above have been paid to Sonic, Sonic shall use reasonable commercial efforts to resolve problems identified to Distributor by an End User or Marketing Partner that has entered into a post warranty maintenance agreement with Distributor, that are not resolvable by Front Line Support and that preclude the Software from substantially operating in accordance with the Documentation.

10.  CONFIDENTIALITY

10.1 Limited Disclosure of Confidential Information. Each of the parties shall maintain in confidence any Confidential Information of the other party which it receives or becomes apprised of as the direct or indirect result of this Agreement and shall refrain from using this Confidential Information or from
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     disclosing same to any third person including any agent, affiliate, consultant, or subcontractor, other than as required to fulfil the purposes of this Agreement, without the other party's prior written authorization. This obligation shall not apply to the extent that the receiving party can establish that the Confidential Information:

     (a) is or becomes generally known to the public through no fault of the receiving party;

     (b) is known to the receiving party before the date of its disclosure by the other party, as evidenced by the written records of the receiving party;

     (c) is disclosed, lawfully and not in breach of any contractual or other legal obligation, by a third person; or

     (d) is required by law to be disclosed provided that notice of this requirement is delivered to the party seeking to prevent the disclosure of the Confidential Information so that it may contest this potential disclosure.

10.2 Limited Copying of Confidential Information. Except as required to fulfil the purposes of this Agreement, neither party shall directly or indirectly cause or permit any Confidential Information of the other party to be copied or otherwise reproduced. Any such copy shall be marked confidential and, when appropriate, marked as proprietary to the disclosing party.

10.3 No Transfer of Rights to Confidential Information. Nothing in this Agreement shall confer upon the receiving party any right, title, interest or license in any Confidential Information except as expressly stated in this Agreement.

10.4 Terms of Agreement. The terms of the Agreement are confidential, and neither party shall disclose them to any third party without the other party's consent, which shall not be unreasonably withheld or delayed.

10.5 Return of Confidential Information. The receiving party shall promptly purge all Confidential Information from its computer systems and return to the disclosing party, upon termination of this Agreement, all Confidential Information and any copies of Confidential Information (except Software being sublicensed to an End User under an outstanding purchase order) in written or other tangible form in the possession or control of Distributor, its agents, affiliates, consultants or subcontractors.

10.6 Compliance of Officers, Employees etc. Each of the parties shall take all reasonable steps to ensure compliance of its directors, officers, and employees with the confidentiality provisions of this Agreement, including without limitation upon request by the other party, causing any such person involved in the sale or servicing of the Software to enter into the other party's standard non-disclosure agreement. Each party shall protect the other party's Confidential Information to at least the same extent it protects its own confidential information, and shall take any step which the other party reasonably requests to ensure compliance with this section.

10.7 This section shall survive termination or expiration of this Agreement.

11.  TERM AND TERMINATION

11.1 Term. This Agreement comes into effect on the Effective Date specified on the face page, and unless terminated as provided below, shall continue in effect until April 30, 2002 (the "Initial Term"). The Agreement shall automatically renew thereafter for successive one year terms (but for greater certainty, not including the Required Purchase Orders) unless terminated by either party by delivering notice to the other party of its decision to terminate the Agreement no less than 45 days prior to the effective date of termination. The parties agree to meet at least 90 days prior to the end of the term to negotiate in good faith the terms under which both would be prepared to enter into a distribution agreement for the then following fiscal year.

11.2 Termination for cause. Either party (the "Terminating Party") may terminate this Agreement by giving written notice to the other party, effective immediately upon receipt or on the date set forth in the notice, if any of the following occurs:

     (a) the other party files, or has filed against, it, a voluntary or involuntary petition of bankruptcy which is not thereafter dismissed within sixty days, or the other party is unable to pay any of its debts as they fall due for a period of sixty days, or a receiver, administrator, or the local equivalent thereof, is appointed of all or a substantial part of the other party's assets; or

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     (b)  the other party breaches any term or condition of this Agreement, the
          Terminating Party gives the other party written notice requiring the breach to be cured within thirty days of receipt of the notice and the party in breach fails to cure the breach within that period.

11.3 Other Remedies. Any termination of this Agreement for cause shall be without prejudice to any other rights or remedies either party may be entitled to under this Agreement, or at law. Without limiting the foregoing, Distributor acknowledges and agrees that a breach of the trademark, and confidentiality sections of this Agreement, or of any license granted hereunder, would cause Sonic irreparable harm, and that Sonic shall be entitled to immediately seek relief by way of a temporary or permanent injunction in the event of such a breach.

11.4 Effect of Termination. Upon termination of this Agreement, Distributor shall, and shall require its Marketing Partners to, immediately cease to exercise the rights granted to it under this Agreement. Without limiting the foregoing, unless Sonic indicates otherwise in writing, Distributor shall, and shall ensure that each of its Marketing Partners:

     (a) immediately cease to use, promote, market, distribute, reproduce, or support the Software;

     (b) return to Sonic any Confidential Information in their possession or control; and

     (c) discontinue the use of all trademarks and or trade names of Sonic by removing at their own expense, all signage containing any of the same, and cease using any form of advertising materials and any other form of communication identifying Distributor as a distributor of the Sonic products and any type conduct that might suggest the same.

     Upon termination of this Agreement, Sonic shall honour all outstanding purchase orders and all binding quotes and proposals issued by Distributor prior to the effective date of termination (provided that Sonic authorizes the quote or proposal at the time it is issued), shall return any of Distributor's Confidential Information in its possession or control, shall discontinue all use of Distributor's trademarks or trade names and any form of advertising materials or other form of communication identifying Distributor as a distributor of Sonic products, and work in good faith with Distributor to provide ongoing maintenance services to End Users.

12.  INDEMNITY

12.1 Sonic's Indemnity. Sonic shall indemnify, defend and hold harmless Distributor and its directors, employees, consultants and independent contractors against any third party claims and any costs, loss, damage, expenses, lawyer's fees (including disbursements), or liability (including amounts paid in settlement) that result from any such third party claims that arise from the grossly negligent or wrongful acts of Sonic, unfair competition conducted by Sonic with respect to the Software or from a claim that the Software infringes any patent, copyright, trade secret or other intellectual property right of a third party. Notwithstanding the foregoing, Sonic shall not have any liability for a third party claim that results from the integration of the Software into the Integration Product, or the modification, use or combination of the Software in a manner not contemplated by the Documentation or specified or otherwise agreed upon by Sonic. Daikin shall provide reasonable information and assistance to Sonic at Sonic's expense in defence in any such proceeding.

12.2 Distributor's Indemnity. Distributor shall indemnify, defend and hold harmless Sonic, its directors, employees, consultants and independent contractors against any third party claims, and any costs, loss, damage, expenses, lawyer's fees (including disbursements),or liability (including amounts paid in settlement) that results from any such third party claims where the claim arises from the grossly negligent or wrongful acts of Distributor. Sonic shall provide reasonable information and assistance to Distributor at Distributor's expense in defence in any such proceeding.

12.3 This section shall survive termination of this Agreement.


13.  LIMITATIONS ON LIABILITY

13.1 WITH THE EXCEPTION OF THE INDEMNITIES SET OUT IN SECTION 12, NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS OR EMPLOYEES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT DAMAGES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, INCLUDING WITHOUT LIMITATION, LOSS OF BUSINESS REVENUE OR EARNINGS, LOST DATA, LOST PROFITS, OR A FAILURE TO REALIZE EXPECTED SAVINGS.

13.2 WITH THE EXCEPTION OF THE INDEMNITIES SET OUT IN SECTION 12, NEITHER PARTY'S LIABILITY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, NOR THE LIABILITY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS OR EMPLOYEES, SHALL EXCEED THE TOTAL AMOUNT OF FEES PAID BY DISTRIBUTOR TO SONIC UNDER THIS AGREEMENT DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.

13.3 THE LIMITATIONS, EXCLUSIONS AND DISCLAIMERS SHALL APPLY WHETHER AN ACTION, CLAIM OR DEMAND ARISES FROM A BREACH OF WARRANTY OR CONDITION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER KIND OF CIVIL LIABILITY CONNECTED WITH THIS AGREEMENT.

13.4 Some jurisdictions do not allow limitations or the exclusions of certain types of damages. In the event that the laws of any such jurisdiction are deemed applicable to this Agreement, the above limitations or exclusions may be limited or deemed inapplicable.

13.5 This section shall survive termination of this Agreement.

14.  GENERAL

14.1 Notice. All notices, reports, request and demands made under this Agreement shall be in writing and shall be sufficiently given or delivered if delivered to the other party by hand, double registered (or any other form of mail that provides a return receipt), facsimile (with confirmation of receipt provided by the recipient and a copy sent by first class mail, postage prepaid) or electronic courier to the addresses specified on the face page of this Agreement, or to such other address, fax number or e-mail address as the parties designate by written notice from time to time. Notice shall be deemed to have been received at the time of delivery.

14.2 Force Majeure. If either of the parties becomes unable to carry out the whole or any part of its obligations under this Agreement for any reason beyond its reasonable control including acts of God, acts of governmental authorities, strikes, war, riots or any other cause of such nature ("Event of Force Majeure"), then the performance of the obligations of the affected party (the "Affected Party") shall be excused during the continuance of any inability so caused, but such inability shall, as far as possible, be remedied with all reasonable dispatch. Either party shall give immediate notice to the other party upon becoming aware of an Event of Force Majeure. If an Event of Force Majeure continues for a period exceeding three months or such other period as is mutually agreed to by the parties, the other party may terminate this Agreement by giving the Affected Party at least seven days written notice of its intention to do so.

14.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, proposals, discussions, correspondence, or communication relating to the subject matter hereof. This Agreement shall not be modified or amended except in writing signed by authorized representatives of both parties. No standard form or set of terms and conditions printed on, or contained in, any document submitted by either party to the other subsequent to the execution of this document shall be sufficient to effect a variation, unless such document is executed by both parties.

14.4 Severability. If any court finds any part of this Agreement to be invalid or unenforceable, that part shall be severed from this Agreement and its invalidity or unenforceability shall not in any way affect the remaining provisions of this Agreement, which shall continue in full force and effect.

14.5 Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, however Sonic may assign its rights hereunder in connection with the merger or consolidation with, or the sale of all or substantially all of its assets to, another entity.

14.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California, excluding rules of private international law that lead to the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply. The courts of the state of California shall have non-exclusive jurisdiction to hear any matter arising in connection with this Agreement.

14.7 Nature of Relationship. This Agreement shall not create or be construed as creating a joint venture, co-ownership, partnership, or agency relationship between Sonic and Distributor. Neither party shall have authority to or shall hold itself out as having any authority to incur, assume or create, orally or in writing, any liability, obligation or undertaking of any kind in the name of, or on behalf of, or in any way binding upon, the other.

14.8 Survival. Sections 1, 7, 9.1, 10, 11, 12, 13 and 14 shall survive the termination or expiration of this Agreement.

14.9 Headings. The headings are not intended to be full or precise descriptions of the test to which they refer and shall not be considered part of this Agreement.

14.10 Counterpart Clause. This Agreement may be executed in counterparts, or facsimile counterparts, each of which when executed by either of the parties shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

The parties executed this Agreement on the dates set out below. Each party represents and warrants that its respective signatory is duly authorized to execute this Agreement on its behalf.


SONIC SOLUTIONS:                      DAIKIN INDUSTRIES, LTD.:

By     /s/ Clay Leighton              By    /s/ Kiyoshi Nakajima
   ------------------------------        -----------------------------------

Name   A. Clay Leighton               Name   Kiyoshi Nakajima
     ----------------------------          ---------------------------------

Title  Chief Financial Officer        Title   General Manager
      ---------------------------           --------------------------------

Date   February 27, 2001              Date  February 27, 2001
     ----------------------------          ---------------------------------

Attachments:           Schedules
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